CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm of HedgeRow Income and Opportunity Fund, a series of the 360 Funds, we hereby consent to all references to our firm in or made a part of this Post-Effective Amendment No. 49 under the Securities Act of 1933 and Post-Effective Amendment No. 50 under the Investment Company Act of 1940 for the Statement of Additional Information dated December 21, 2015.
Abington, Pennsylvania
December 21, 2015